EXHIBIT 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                      AMERICAN MEDICAL SECURITY GROUP, INC.


         The following Amended and Restated Articles of Incorporation, duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing Restated Articles of Incorporation and all amendments thereto:


                                ARTICLE I - NAME

         The name of the corporation shall be AMERICAN MEDICAL SECURITY GROUP, INC.


                              ARTICLE II - PURPOSES

         The purposes of this Corporation are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.


                           ARTICLE III - CAPITAL STOCK

         a. The aggregate number of authorized shares of Common Stock of the Corporation shall be Fifty Million (50,000,000) shares, designated as "Common Stock", and having no par value per share.

         b. The aggregate number of authorized shares of Preferred Stock of the Corporation shall be Five Hundred Thousand (500,000) shares, designated as "Preferred Stock", and having no par value per share. Authority is hereby vested in the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock in one or more series of any number of shares and, in connection with the creation of each such series, to fix, by resolution providing for the issue of shares thereof, the voting rights, if any; the designations, preferences, limitations and relative rights of such series in respect to the rate of dividend, the price, the terms and conditions of redemption; the amounts payable upon such series in the event of voluntary or involuntary liquidation; sinking fund provisions for the redemption or purchase of such series of shares; and, if the shares of any series are issued with the privilege of conversion, the terms and conditions on which such series of shares may be converted. In addition to the foregoing, to the full extent now or hereafter permitted by Wisconsin law, in connection with each issue thereof, the Board of Directors may at its discretion assign to any series of the Preferred Stock such other terms, conditions, restrictions, limitations, rights and privileges as it may deem appropriate. The aggregate number of preferred shares issued and not canceled of any and all preferred series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by letter or descriptive words or both.


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                  DESIGNATION OF SERIES B JUNIOR CUMULATIVE PREFERRED STOCK
EFFECTED BY ARTICLES OF AMENDMENT FILED AUGUST 14, 2001.

                  Pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Restated Articles of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, no par value per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

         "Series B Junior Cumulative Preferred Stock:

         Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series B Junior Cumulative Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be Ten Thousand (10,000).

         Section 2.  DIVIDENDS AND DISTRIBUTIONS.

                  A. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock, no par value per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends payable in cash quarterly on the first days of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Corporation shall at any time after August 9, 2001 (the "Rights Declaration Date") declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock


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         outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  B. The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph A of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  C. Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         Section 3. VOTING RIGHTS. The holders of shares of Series B Preferred Stock shall have the following voting rights:

                  A. Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the Shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


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                  B. Except as otherwise provided herein, in any other amendment creating a series of Preferred Stock or any similar stock, or by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                  C. Except as set forth herein or as otherwise provided by law, the holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4.  CERTAIN RESTRICTIONS.

                  A. Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in
         Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                           (i) declare or pay dividends, or make any other
                  distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
                  up) to the Series B Preferred Stock;

                           (ii) declare or pay dividends, or make any other
                  distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for
                  consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

                           (iv) redeem or purchase or otherwise acquire for
                  consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of


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                  the respective Series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  B. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph A of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. REACQUIRED SHARES. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Articles of Incorporation, or in any other amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of


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Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date declare any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. REDEMPTION. The shares of Series B Preferred Stock shall not be redeemable.

         Section 9. RANK. The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation's Preferred Stock, unless the terms of any such series shall provide otherwise.

         Section 10. AMENDMENT. At any time when any shares of Series B Preferred Stock are outstanding, the Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.

         Section 11. FRACTIONAL SHARES. Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock."

               ARTICLE IV - REGISTERED OFFICE AND REGISTERED AGENT

         The registered office is 3100 AMS Boulevard, Green Bay, Wisconsin, 54313, and the registered agent at such address is Timothy J. Moore.


                         ARTICLE V - BOARD OF DIRECTORS

         a. The number of directors of the Corporation shall be as is provided in the bylaws, provided that such number shall be no less than eight (8) and no more than twelve (12), as determined by the Board of Directors. The general powers, number, classification, and requirements for nomination of directors shall be as set forth in Articles II and III of the bylaws of the Corporation (and as such sections shall exist from time to time). The Board of Directors of the Corporation shall be divided into three (3) classes, as nearly equal in number as possible, as determined by the Board of Directors. The term of office of the first class of directors shall expire at the first annual meeting after their initial election under the provisions of this Article V,


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the term of office of the second class shall expire at the second annual meeting after their initial election under the provisions of this Article V, and the term of office of the third class shall expire at the third annual meeting after their initial election under the provisions of this Article V. At each annual meeting after the initial classification of the Board of Directors under this
Article V, the class of Directors whose term expires at the time of such election shall be elected to hold office until the third succeeding annual meeting.

         b. A director may be removed from office only by affirmative vote of at least 80% of the outstanding shares entitled to vote for the election of such director, taken at an annual meeting or a special meeting of shareholders called for that purpose, and any vacancy so created may be filled by the affirmative vote of at least 80% of such shares.

         c. Notwithstanding any other provision of these Amended and Restated Articles of Incorporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law), the affirmative vote of shareholders possessing at least 66 2/3% of the voting power of the then outstanding shares of all classes of stock of the Corporation generally possessing voting rights in elections of directors, considered for this purpose as one class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, the provisions of this Article V.

         d. Notwithstanding the foregoing and provisions in the bylaws of the Corporation, whenever the holders of any one or more series of Preferred Stock issued by the Corporation pursuant to Article III hereof have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.

                             ARTICLE VI - AMENDMENTS

         These articles may be amended in the manner provided by law at the time of adoption of the amendment.

                                    * * * * *


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                                   CERTIFICATE

         This is to certify that the foregoing Amended and Restated Articles of Incorporation contain amendments that were approved by the Board of Directors of the corporation on February 19, 2003, and adopted by the shareholders of the corporation on May 21, 2003, in accordance with Sec. 180.1003 Wis. Stats.

Dated as of the 27th day of May, 2003.

                                    AMERICAN MEDICAL SECURITY GROUP, INC.



                                    By:      /s/ Julie A. VanStraten
                                    Name:    Julie A. VanStraten
                                    Title:   Vice President, Corporate Legal and
                                             Assistant Secretary


This document was drafted by:

Jeffrey B. Bartell
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee WI  53202-4497